Exhibit 99.1

Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION CALLS FOR REDEMPTION

OF ALL OUTSTANDING 3.00% CONVERTIBLE NOTES

Boston, Massachusetts – August 6, 2009 – American Tower Corporation (NYSE: AMT) announced today the call for redemption of the remaining $162.2 million principal amount of its 3.00% convertible notes due August 15, 2012. The redemption date has been set for August 27, 2009. In accordance with the redemption provisions of the notes and the indenture for the notes, the notes will be redeemed at a price equal to 101.125% of the principal amount. In addition, the Company will pay accrued and unpaid interest on the redeemed notes up to, but excluding, the redemption date. In accordance with the conversion provisions of the notes and the indenture for the notes, holders of the notes have the right at any time until and including, but not after the close of business on August 26, 2009, to convert their notes into shares of the Company’s Class A common stock at a conversion rate of 48.7805 shares per $1,000 principal amount of notes. The Company intends to use available cash on hand to fund the redemption.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates approximately 26,000 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

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